LB-UBS Commercial Mortgage Trust 2001 - C7 REO STATUS REPORT 1/11/2002 Loss Total Other Cap Value Appraisal using Total Sq Ft Paid Scheduled P&I Total Advances Curent LTM LTM Rate using BPO or 92% Estimated Appraisal REO Pending Prospectus Property Property or Thru Loan Advances Expenses (Taxes & Total Monthly Maturity NOI NOI/ Asign Valuation NOI & Internal Appr. Or Recovery Reduction Transfer Acquisition Resolution ID Name Type City State Units Date Balance To Date To Date Escrow) Exposure P&I Date Date DSC *** Date Cap Rate Value** BPO % Realized Date Date Date Comments Nothing to Report